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A GOLDEN OPPORTUNITY 2016 Annual Report

TABLE OF CONTENTS

Chief Executive Officer Overview 2
Message from the Chairman 4
Livengood Mining District: A Rich History 6
Environmental Stewardship 8
Mineral Reserves and Resources 10
Corporate Information 12
Financial Statements and MD&A .... Insert

The State of Alaska selected the Livengood Mining District for its mineral potential as part of Alaska's land entitlement received from the federal government after statehood in 1958.

During the well-documented 1985 public land use planning process, the State of Alaska identified mining as the highest priority surface use for the Livengood area. Additionally, the Alaska Mental Health Trust Authority (AMHTA), a state agency charged with generating revenue to pay for mental health services for Alaskans, later selected the Livengood area so that royalty revenue from future production would support mental health needs.

Thus this combination of the historic mining district at Livengood, the State land planning process that prioritizes the area for mining, and the AMHTA ownership means that the Livengood Gold Project is well positioned to secure permitting and development support from key stakeholders.



Prudhoe Bay
Red Dog
ALASKA
LIVENGOOD
Fort Knox
Fairbanks
Pogo
Usibelli
Anchorage
Kensington
Juneau
Greens Creek
Bristol Bay
Producing Mines
100mi
200 km

COVER PHOTO: Looking northwest toward Money Knob, the core of the Livengood Gold Project.

Largest Gold-Only Reserve in North America Not Wholly Owned by a Major PROVEN & PROBABLE RESERVES (m oz) 10 6 Millions 5 AU - Oz 4 2 Millions Ounces 0 (Pretivm) (Centerra) (Argonaut) (Victoria) Gold) Lake Gold) (ITH) (Midas) (TMAC) Courageous (Sabina) Livengood (Seabridge) (New (New Bay Brucejack Hardrock River Blackwater Stibnite Gulch River Hope MaginoDublin Back Rainy Sources: ITH April 2017 NI 43-101 and public documents. "We believe the Livengood Gold Project's impressive size and favorable location give it strategic value." -Marcelo Kim, ITH Chairman

CHIEF EXECUTIVE OFFICER OVERVIEW



Karl Hanneman was named Chief Executive Officer on February 1, 2017. He joined ITH as Livengood Project Manager in May 2010 and most recently served as Chief Operating Officer.

He was born and raised in Fairbanks, Alaska, and graduated from the University of Alaska with a B.S. degree in mining engineering. A veteran of Alaska's mining industry, he spent 20 years as a small mine operator and worked for Teck for 12 years, first as Alaska Regional Manager during development of the Pogo Gold Mine and, later, as Director of Corporate Affairs supporting both Pogo and the Red Dog Mine in Northwest Alaska.

It is with gratitude that I take this opportunity to reach out to you as a shareholder of International Tower Hill Mines Ltd. (ITH) to share my perspective on our company's unique and exciting Livengood Gold Project. ITH controls an incredible gold asset with key attributes of size, favorable jurisdiction, and proximity to infrastructure. Managed by an experienced Alaska team, ITH offers a compelling, highly leveraged gold investment with a vibrant future.

Within this annual report, we will provide some insight on the gold market and our project from our newly appointed Chairman, Marcelo Kim, give some color on the history of the Livengood Mining District since gold was discovered there in 1914, offer thoughts from Environmental Manager Denise Herzog about our commitment to environmental stewardship, and include the Management Discussion and Analysis (MD&A) from the 2016 10-K report.

With 783 drill holes helping to define the 9.0 million ounce reserve described in our April 2017 NI-43-101 report, the quality and size of our gold asset is well documented. But perhaps less well known is the fact that our location in the Livengood Mining District offers unique proximity in Alaska to major infrastructure, which will greatly ease the costs and risks of future development at Livengood.

I would like to emphasize that we understand the importance of earning the trust and support of the Alaska community. After I joined ITH in 2010, I asked other industry experts with deep roots in the community who share this conviction to come alongside to create a team of professionals with known credibility. Tom Irwin, our most recent CEO and now Senior Advisor, was instrumental in the permitting, development, and early day operation of the Fort Knox mine, now owned by Kinross, which has produced 7 million ounces with an exemplary environmental record from an operation very similar to what we envision at Livengood. Environmental Manager Denise Herzog contributed greatly to the successful environmental baseline collection and permitting of the Pogo Gold Mine, which has now produced more than 3.5 million ounces and also has an exemplary environmental record.

For 2017, the ITH Board has budgeted $6.3 million to implement the initial recommendations coming from our 2016 work. These elements include improving the precision of the geologic models and block models used for production scheduling, as well as several phases of metallurgical work to better define the critical operating variables of pH, dissolved oxygen, grind size, and recovery. This work will contribute to our continued efforts to improve the financial performance of the project.

The ITH team is committed to designing and building a gold mine at Livengood that will contribute greatly to the quality of life in our community and in Alaska. Although we have a demonstrated record of success that helps us earn support, we will not rest on our laurels. We must remain focused on optimizing, permitting, and operating the Livengood Gold Project from now through eventual closure so that it succeeds on all levels — economically, environmentally, and socially. Our deep roots in the community demand nothing less.

Karl Hanneman, CEO

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ITH - Impressive Leverage to Gold Price $6,000 ITH - Impressive Leverage to Gold Price AFTER-TAX NPV (US$) After Tax NPV @5% ($M) After Tax NPV @0% ($M) million) $5,000 6,000 $6,000 AFTER-TAX NPV (US$) AFTER-TAX NPV (US$) After Tax NPV @5% ($M) After Tax NPV @0% ($M) Meaningful million) $4,000 $5,000 After Tax NPV @5% ($M) After Tax NPV @0% ($M) $5,000 )/share $20 Meaningful -Tax, $US $4,000 $3,000 4,000 $15 (After )/share $20 $US $20 $ -Tax, US$ $10 -Tax, $2,000 3,000 NPV@5%(After $15 - $3,000 $15 NPV(After US$ US$ -Tax, $5 $10 $1,000 2,000 - NPV@5%(After $10 $2,000 NPV $Project $5 $5 $1,000 $-$1,000 $(5) $- $-$1,250 $1,400 $1,500 $1,600 $1,700 $1,800 $2,000 $2,500 Project $(1,000)$- $- Gold Price (US$/oz) $(5) $(5) $1,250 $1,400 $1,500 $1,600 $1,700 $1,800 $2,000 $2,500 $1,250 $1,400 $1,500 $1,600 $1,700 $1,800 $2,000 $2,500 * $(1,000) Gold Price Change 9% 17% 25% 33% 40% 56% 95% Current $(1,000) Gold Price (US$/oz) NPV (5%)/Market Cap N/A 95%Gold Price (US$/oz) 424% 747% 1,054% 1,648% 3,078% % Upside to NPV (0%)/Market Cap 889% 1,473% 2,054% 2,626% 3,165% 4,210% 6,734% *Gold price of $1,282/oz and ITH market capitalization fixed at $84M (both as of April 20, 2017). Based on financial model used in April 2017 NI 43-101 Based on financial model used in April 2017 NI 43-101 Based on financial model used in April 2017 NI 43-101 The potential for gold prices to increase creates significant upside to the Livengood Project economics and ITH share price. 3

MESSAGE FROM THE CHAIRMAN



Marcelo Kim was selected as ITH Board Chair in December of 2016.

Mr. Kim has been a Partner at Paulson & Co. Inc. since 2011, where he oversees natural resource investments, specializing in gold, base metals, bulk commodities, and oil & gas. Prior to that, commencing in 2009, he was a generalist analyst covering event arbitrage investment opportunities across broad sectors and capital structures. He currently serves on the board of Midas Gold Corp. He is a graduate of Yale University, where he received a BA in Economics with honors.

2016 was a year marked by extraordinary volatility and uncertainty. Amidst a backdrop of weak global economic growth, low worldwide interest rates, and changing tides in the world's political environment, the gold price ended up nearly 9%, which was a far cry from the near 30% peak increase reached in July. ITH's shares were even more volatile, rising nearly 600% before settling to end the year up a respectable 179%. This demonstrates the extraordinary leverage that the Livengood Gold Project has to a rising gold price and the potential for investors to recognize that embedded value.

Despite this volatility, the ITH team was able to deliver a steady set of results that have set the company on a continued path toward one day becoming one of North America's largest gold mines. Of these, two are particularly noteworthy. First, the company released the results of a pre-feasibility study in September which continued to de-risk several technical aspects of the project and showed significant economic improvements for the mine as compared to the 2013 study, driving down the after-tax cash flow break-even gold price by more than $250/oz to $1,231/oz. (ITH April 2017 NI 43-101). Second, by the end of the year, the company was able to secure financing to make the land payment in January 2017 that secured a site that could be used for the project's tailings facility. This removed a severe market overhang on the company and provided significantly enhanced flexibility for the Livengood project. This progress was all due to the diligent work of all the hardworking people at ITH, and I commend every one of them for that great effort.

Before discussing the exciting opportunity that lies ahead for the company, it is worth contextualizing the macroeconomic picture in the US and what that could mean for the future gold price. Since September 2008, the monetary base in the US has increased by more than 300%, something that has been unprecedented in this country's monetary history. Today, as a result of excessive regulation on the financial industry, over $2 trillion of that money is sitting as bank excess reserves at the Federal Reserve and hasn't been lent out. Under normal conditions, one would have expected that printed money to flow into the economy and for that to have led to high levels of inflation. However, this has not happened due to a breakdown in the monetary transmission mechanism, with the money multiplier falling by more than 60% over that period. However, the new administration seems to be focused on promoting a pro-lending growth strategy. If they are successful in deregulating the banking industry, leading to more credit creation and lending, there is a good chance for the $2 trillion powder keg to catch fire, which would lead to higher levels of inflation than we have today. Under those circumstances, gold prices could rise meaningfully, eclipsing the rise that we saw in 2009-2011.

Amidst a backdrop of conditions that could see higher gold prices, ITH offers a compelling investment case. The Livengood asset is the largest undeveloped gold-only reserve and resource in North America that is not wholly owned by a major mining company.

The 9 million ounce reserve is substantial — the total number of ounces discovered by the industry collectively in 2014 and 2015 totals only 7.7 million ounces. This lack of discovery puts the size of the Livengood project in context from an industry perspective, and also highlights its strategic value (see page 5 chart).

In a time when the mining industry's goal posts are constantly being moved, having sanctity of title for company assets has intangible, but significant, value. Furthermore, Alaska is a highly endowed mining jurisdiction that hosts some of the world's most mineral-

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ITH - Impressive Leverage to Gold Price $ 6,000 Gold Discoveries In the future, once we have carefullyAFTER-TAXconsideredNPV (US$) all 200 1990-2015 technical aspects and haveAfter TaxmoreNPV @5%fully($M) engagedAfter Tax NPVwith@0% ($M)the $ 5,000 community and the regulatory agencies on a proposed project configuration, we will be in a position to make 150 a decision to$4,000start the permitting process. In this regard, the fact that most of the land on the Livengood property is owned $3,000 by the Alaska Mental Health Trust Authority and that the State of Alaska designated the 100 land for primary surface use as mineral development Millions Ounces gives usNPV (After - Tax, $ US million) an advantage $2,000 that almost no other company in Alaska or the U.S. has. The project already benefits from management's$1,000 successful track record with 50 mining projects in Alaska, and work will continue with extensive environmental baseline work and local $- community engagement so that one day the company can receive its permit $1,250 while $1,400 still $1,500 maintaining $1,600 $1,700 the $1,800 highest $2,000 $2,500 0 environmental$(1,000)standards. 1990 1995 2000 2005 2010 2015 Gold Price (US$/oz) The Livengood Gold Project could help revitalize Source: SNL Metals & Mining Alaska's economy, which has been adversely affected by the downturn in hydrocarbon prices. The potential rich mines, including Fort Knox (35 air miles away benefits are significant: the mine could potentially from our project), Pogo, and Red Dog. Our proximity employ up to 350 Based Alaskans, on financial invest model used $2.7 in April billion 2017 NI of 43-101 capital to Fairbanks is another distinct advantage - being over the life of the project as estimated in the 2016 PFS, only 70 highway miles away precludes us from having and pay substantial amounts in taxes and royalties to to maintain a camp during operation and allows us to the State of Alaska as well as the Alaska Mental Health have easy access to electric grid power, skilled miners, Trust Authority. While considerable work remains to and mining and other support vendors in the greater be done before those benefits are tangible, ITH is well Fairbanks area that already service both the Fort Knox on its path, and is committed to working with all of its and Pogo mines. stakeholders to create one of North America's premier gold mines. To that extent, I would like to thank all of Combining all of these favorable factors results in a mine the stakeholders of ITH - all of the employees of the that breaks even on an undiscounted basis at $1,231/oz, company, the company's contractors, the board, the very close to the current spot gold price, and requires a local communities, and the government and its interests very modest increase in gold price to $1,441/oz to break - and look forward to updating you soon. even using a 5% discount rate. Significantly, the project exhibits impressive leverage to higher gold prices. If Respectfully, gold prices were to rise to $1,600/oz, the after-tax cash flows from the project would be $1.8 billion, while the 5% NPV rises to $442 million. If gold prices rise to $2,000/ oz, the after-tax project cash flows increase to $3.6 Marcelo Kim billion, while the 5% NPV goes up to $1.5 billion (see Chairman page 3 chart). In early 2017, the board approved management's $6.3 million budget to further work on project cost reduction and de-risking the project, with the guiding principle that the best investment for ITH to make today is in exploring solutions to improve on the project's already strong fundamentals. This year's focus is on the metallurgical recoveries and the geologic model. 5

LIVENGOOD MINING DISTRICT: A RICH HISTORY


Photo courtesy of Audrey Parker and Gladys Parker-Blood Collection

Livengood Placers, Inc., Yuba Dredge, circa 1950s

Gold was first discovered in the gravels of Livengood Creek in 1914 (Brooks, 1916) and led to the founding of the Town of Livengood. Subsequently, more than 500,000 ounces of placer gold have been produced. From 1914 through the 1990s, the primary focus was placer operations, which continue to the present day.

Historically, prospectors considered Money Knob and the associated ridgeline the source of the placer gold. Dozer trench prospecting in the 1950s was carried out for lode type mineralization in the vicinity of Money Knob. However, no significant lode production has occurred to date.

Since the 1970s, the property has been prospected and explored by several companies, including Homestake, Occidental Petroleum, AMAX, Placer Dome, Cambior Inc., and AngloGold Ashanti (USA) Exploration Inc. (AGA). In 2006, ITH acquired the Livengood Gold Project from AGA.

Fairbanks has had a long relationship with Livengood since the town began as a mining community in the early part of the century. During the 1930s, Livengood petitioned the territorial road commission of Alaska to build a road to its mining district. The town's efforts succeeded, and now the Elliott Highway is a paved year-round road adjacent to the Project. It connects to the Dalton Highway at Livengood, continuing north to Prudhoe Bay and west to Minto and Manley. A number of Fairbanks families today still claim their roots in Livengood.

Excerpts from Audrey Parker's book on Livengood:

The miners were optimistic about Livengood's future early on as expressed by Conradt in his November 1914 statement to the Fairbanks Daily News-Miner:

"Tolovana looks better to me now than the Fairbanks District did when I landed in 1902."

Within a month of the discovery-claim recording, constant streams of men headed into the district despite the harsh winter conditions of interior Alaska in November. It was estimated that over 200 men were prospecting in the area by early December 1914. By then, "most everything was staked." At its peak, Livengood had a population of 3,000.

Fairbanks Daily News Miner, November 24, 1914 and January 25, 1937


LIVENGOOD
The Last Stampede
Audrey E. Parker

6

Courtesy Audrey Parker, the Fairbanks Pioneer Museum and the Hudson Collection Ted and Harriet Hudson at their placer gold mine on Olive Creek in the Livengood Mining District in 1939. The Hudsons were among the founders of Livengood, a once-thriving town of 3,000 people. 7

ENVIRONMENTAL STEWARDSHIP

ITH's Environmental Manager Denise Herzog grew up in the mining industry. Her family ran a small placer mine in Southcentral Alaska. It's where she fell in love with mining and developed strong ties to the environment.

Denise holds M.S. and B.S. degrees in Geological Engineering from the University of Alaska – Fairbanks and has over 25 years of extensive experience in mining and environmental engineering in Alaska, including project work on Pogo, Donlin Creek, Pebble, Lucky Shot, Nixon Fork, MAN Alaska, and True North.

She started her career at the U.S. Bureau of Mines, Alaska Field Operations Center as a Mining Engineer and, later, worked for the U.S. Bureau of Land Management, Fairbanks District Office as the Supervisory Mining Engineer. Denise's work contributed to the environmental baseline monitoring program at the Teck-Pogo Mine Project in Interior Alaska, which started gold production in 2006.

Getting a chance to build a mine from the earliest baseline data collection into an operating mine is why Denise joined ITH. She shares some thoughts about the project below.

"Environmental baseline studies were initiated as an early counterpart to ITH's exploration work that began in 2006. Like the drilling program which quickly expanded as the resource grew in size, the environmental program quickly evolved into a multifaceted program that has included the characterization of wetlands, fish and aquatics, groundwater, surface water, meteorology, noise, cultural resources, geochemistry, and wildlife. Our Alaskan staff is committed to sound scientific data collection, stakeholder participation, and project designs that will minimize and mitigate our potential impacts on the present and future environment.

"One of the most important aspects of our environmental planning is understanding water flow and water quality. ITH has been conducting hydrological studies in the project area for several years. This data is being applied to water balance models that will help design mining facilities that can withstand severe storm events during construction, mining, and closure. The tailings management facility is being designed to safely contain tailings and process water through the use of a geosynthetic liner that will help protect the local groundwater and surface water quality.



Denise Herzog conducts fieldwork on the project site.

"Our Alaskan staff is committed to sound scientific data collection, stakeholder participation, and project design that will minimize and mitigate our potential impacts on the present and future environment."

"The project will require numerous federal and State of Alaska permits and authorizations with the National Environmental Policy Act (NEPA) guiding the process. From the earliest permitting stages, ITH will engage stakeholders early and often throughout the entire life of the project. With this approach to thoughtful project planning, the project has an excellent chance of enriching the lives of many Alaskans while maintaining a strong commitment to the environment."

Denise Herzog, Environmental Manager

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"Our team is committed to designing and building a gold mine at Livengood that adheres to the highest environmental standards." -Karl Hanneman, CEO 9

MINERAL RESERVES & RESOURCES* The current resource estimate for the Project (effective as of August 26, 2016) is based on the statistical analysis of data from 783 drill holes, totaling 717,435 ft (218,674 m), within a model area covering 3.1 miff (7.9 kmff). The three-dimensional geology was modeled and has been used to constrain the resource model. The current mineral resource model is based on drilling that remains current as of this report. Reserve Estimate - Classification Tonnes (Mt) Au (g/t) Contained Au (000's) Proven 377.65 0.71 8,620.43 Probable 14.01 0.72 352.86 Total Proven and Probable (P&P) 391.66 0.71 8,973.29 Resource Estimate - Classification Tonnes (Mt) Au (g/t) Contained Au (000's) Measured 497.34 0.68 10,840.84 Indicated 28.04 0.69 620.33 Total Measured and Indicated (M&I) 525.38 0.68 1 1 ,46 1 .1 7 Inferred 52.80 0.66 1 , 1 27.2 1 *Using gold price of $1,250 per ounce. Total M&I includes the P&P Reserves. More information available in ITH April 10, 2017 NI 43-101. The Livengood Gold Project mineralization is found in sedimentary, volcanic, and intrusive rocks, as well as quartz veins cutting through the rock units. Cautionary Note Concerning Reserves & Resource Estimates Forward-Looking Statements Mineral resources that are not mineral reserves do not have demonstrated economic The Company uses certain terms in this presentation, such as "resources," "indicated," viability. Mineral resource estimates do not account for mineability, selectivity, and "inferred" that are defined in, and required to be disclosed by, NI 43-101 but that mining loss, and dilution. These mineral resource estimates include inferred mineral the SEC's guidelines strictly prohibit U.S. registered companies from including in their resources that are normally considered too speculative geologically to have economic filings with the SEC. Accordingly, the Company's disclosures regarding mineralization considerations applied to them that would enable them to be categorized as mineral may not be comparable to similar information disclosed by U.S. registered companies reserves. There is also no certainty that these inferred mineral resources will be that are not subject to NI 43-101. You are urged to consider closely the disclosure in converted to measured and indicated categories through further drilling, or into mineral the Company's latest 10-K annual report, which may be secured from the Company reserves, once economic considerations are applied. website www.ithmines.com, or from the SEC's website at www.sec.gov. Qualified Person This document contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or Mr. Christopher Puchner (CPG 07048), a Qualified Person as defined by National mine. Readers are cautioned that the Company has no interest in or right to acquire Instrument 43-101, has reviewed and approved the technical information contained in any interest in any such properties, and that mineral deposits on adjacent or similar this report and has approved the disclosure herein. Mr. Puchner is not independent properties are not indicative of mineral deposits on the Company's properties. of ITH, as he is the Chief Geologist of the Company and holds common shares and incentive options. 10

Livengood's 11.5 million ounce gold measured and indicated resource is well defined by robust drilling programs that have logged 783 holes with more than 715,000 feet of drilling. 11

CORPORATE INFORMATION Denise Herzog, Karl Hanneman, Thomas Irwin, Richard Solie, Christopher Puchner Management Karl Hanneman, Chief Executive Officer Debbie Evans, Corporate Controller (not pictured) Thomas Irwin, Senior Advisor Denise Herzog, Environmental Manager Christopher Puchner, Chief Geologist Richard Solie, Investor and Community Relations Manager Board of Directors Marcelo Kim, Chairman (2,4) Partner, Paulson & Co. Inc., and Director of Midas Gold Corp. Stephen Lang, Lead Independent Director (2,3,4) Chairman, Centerra Gold Inc., and Director, Allied Nevada Gold Corp. Anton Drescher, Director (1,4) Certified Management Accountant; Chief Financial Officer and Director, Oculus Visiontech Inc. John Ellis, Director (2,3) Past Chairman and CEO, AngloGold North America and Hudson Bay Mining and Smelting Company Mark Hamilton, Director (1,2) Retired U.S. Army Major General; past president of the University of Alaska System Thomas Weng, Director (1,3,4) Co-Founding Partner, Alta Capital Partners Members of: 1. Audit Committee 2. Compensation Committee 3. Technical Committee 4. Corporate Governance and Nominating Committee 12

Annual General Meeting Wednesday, May 24, 2017, 9:00 AM PDT Location: McCarthy Tetrault LLP 745 Thurlow Street, Suite 2400 Vancouver, British Columbia, Canada Investor Inquiries 907-328-2825; Toll Free 1-855-428-2825 info@ithmines.com ithmines.com Alaska Headquarters Tower Hill Mines, Inc. 506 Gaffney Road, Suite 200 Fairbanks, Alaska 99701 907-328-2800; Toll Free 1-855-428-2825 Fax: 907-328-2832 Corporate Head Offce 2300-1177 West Hastings Street Vancouver, British Columbia, Canada V6E 2K3 604-683-6332; Fax: 604-408-7499 Transfer Agent For lost certificate or a change of address, contact: Computershare 1-800-564-6253 (Toll Free in the U.S. and Canada) 514-982-7555 (international direct dial) computershare.com Auditors PricewaterhouseCoopers LLP Share Listings TSX: ITH; NYSE MKT: THM Ongoing environmental baseline program continues at Livengood as shown by the geochemical characterization test program, also known as barrel tests. Livengood is among the world's most significant gold discoveries in the last decade.